AMENDMENT TO FUND ACCOUNTING SERVICES AGREEMENT

This Amendment (“Amendment”) to the FUND ACCOUNTING SERVICES AGREEMENT, dated October 18, 2012, as amended (the “Agreement”) between ASPIRIANT TRUST (formerly known as Aspiriant Global Equity Trust), solely and including its various series listed on Appendix 1 attached thereto (each a “Customer”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“J.P. Morgan”), is entered into as of May 14, 2018, among the Customer and Morgan, and is effective as of June 30, 2018 (“Effective Date”).

WITNESSETH

WHEREAS, the parties have entered into the Agreement, and

WHEREAS, the parties wish to amend the Agreement as of the date hereof in the manner set forth below.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Customer and J.P. Morgan hereby acknowledge and agree as follows:

1.	Certain Definitions. Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

2.	Amendments.

(a)	Schedule 2 of the Agreement is hereby amended by adding Exhibit 1 annexed hereto.

(b)	Schedule 4 of the Agreement is hereby amended by adding Exhibit 2 annexed hereto at the end thereof.

3.	Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

4.	Each of the parties hereby represents and warrants that:

(a)	the representations and warranties contained in the Agreement are true on and as of the date hereof as if made by the party on and as of said date, and

(b)	the execution, delivery and performance of this Amendment are within the party’s corporate power and have been duly authorized by all necessary corporate action, and this Amendment constitutes the legal, valid and binding obligation of the party in accordance with its terms.

5.	This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

6.	This Amendment shall be construed in accordance with and be governed by the laws of the State of New York (without reference to choice of law doctrine) and the applicable provisions of the 1940 Act.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or authorized representatives as of the day and year set forth above.

ASPIRIANT TRUST

By:	/s/ Benjamin D. Schmidt
Name:	Benjamin D. Schmidt
Title:	Secretary

JPMORGAN CHASE BANK, N.A.

By:	/s/ Greg Cook
Name:	Greg Cook
Title:	Executive Director

Exhibit 1

Schedule 2

A. Financial Reporting Services.

J.P.  Morgan will prepare the reports and filings below for the review and approval by Authorized Persons and will file such documents with the SEC upon request and receipt of approval from the Authorized Persons.

1.	Form N-PORT.

With reasonable time for Customer’s review and approval prior to filing with the SEC, J.P. Morgan will (i) prepare monthly data aggregation, and prepare, review, and file Form N- PORT for each Fund on a monthly basis, no more than 30 days after each month-end or on or before such other filing date as established by the SEC; (ii) prepare and file quarterly Form N-PORT portfolio holdings exhibit; (iii) provide daily sourcing and reporting of liquidity classifications through ICE Data Services, Inc. (“ICE”); and (iv) provide monthly sourcing of risk metrics (for applicable funds) through ICE.

2.	Form N-CEN.

With reasonable time for Customer’s review and approval prior to filing with the SEC, J.P. Morgan will (i) prepare annual data aggregation; and (ii) prepare, review, and file Form N- CEN for each Trust on an annual basis, within 75 days of fiscal year end or on or before such other filing date as established by the SEC.

Exhibit 2

Fee Schedule

Schedule 4